Exhibit 4.9(a)

SUPPLEMENTAL INDENTURE

dated as of April 17, 2000

among

LYONDELL CHEMICAL COMPANY,

as Company,

ARCO CHEMICAL TECHNOLOGY, INC.

and

ARCO CHEMICAL TECHNOLOGY, L.P.,

as Subsidiary Guarantors

and

THE BANK OF NEW YORK,

as Trustee

10 7/8% Senior Subordinated Notes due 2009

THIS SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), entered into as of April 17, 2000, among LYONDELL CHEMICAL COMPANY, a Delaware corporation (the “Company”), ARCO Chemical Technology, Inc. and ARCO Chemical Technology, L.P. (collectively, the “Subsidiary Guarantors”) (each an “Undersigned”) and THE BANK OF NEW YORK, as trustee (the “Trustee”).

RECITALS

WHEREAS, the Company, the Subsidiary Guarantors party thereto and the Trustee entered into the Indenture, dated as of May 17, 1999 (the “Indenture”), relating to the Company’s 10 7/8% Senior Subordinated Notes due 2009 (the “Notes”);

WHEREAS, as a condition to the Trustee entering into the Indenture and the purchase of the Notes by the Holders, the Company agreed, subject to certain exceptions, pursuant to Section 4.21 of the Indenture to cause any Restricted Subsidiary that has guaranteed or secured Indebtedness of the Company or any of its Restricted Subsidiaries to provide Subsidiary Guarantees.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained and intending to be legally bound, the parties hereto hereby agree as follows:

Section 1. Capitalized terms used herein and not otherwise defined herein are used as defined in the Indenture.

Section 2. Each Undersigned, by its execution of this Supplemental Indenture, agrees to be a Subsidiary Guarantor under the Indenture and to be bound by the terms of the Indenture applicable to Subsidiary Guarantors, including but not limited to, Article 13 thereof.

Section 3. This Supplemental Indenture shall be governed by and construed in accordance with the internal laws of the State of New York.

Section 4. This Supplemental Indenture may be signed in various counterparts which together shall constitute one and the same instrument.

Section 5. This Supplemental Indenture is an amendment supplemental to the Indenture and said Indenture and this Supplemental Indenture shall henceforth be read together.

IN WITNESS WHEREOF, the parties have duly executed and delivered this Supplemental Indenture or have caused this Supplemental Indenture to be duly executed on their respective behalf by their respective officers thereunto duly authorized, as of the day and year first above written.

LYONDELL CHEMICAL COMPANY

By:	/s/ Robert T. Blakely

Name:	Robert T. Blakely
Title:	Executive Vice President and Chief Financial Officer

ARCO CHEMICAL TECHNOLOGY, INC.

By:	/s/ Francis P. McGrail

Name:	Francis P. McGrail
Title:	President

ARCO CHEMICAL TECHNOLOGY, L.P.

By:	ARCO CHEMICAL TECHNOLOGY MANAGEMENT, INC.
Sole General Partner

By:	/s/ Francis P. McGrail

Name:	Francis P. McGrail
Title:	President

THE BANK OF NEW YORK, as Trustee

By:	/s/ Van K. Brown

Name:	Van K. Brown
Title:	Assistant Vice President

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